Morgan Stanley Universal Institutional Funds, Inc.
- Emerging Markets Equity Portfolio
Item 77O- Transactions effected pursuant to Rule
10f-3

Securities Purchased:  Regina Miracle International
Purchase/Trade Date:  10/2/2015
Offering Price of Shares: HKD 5.600
Total Amount of Offering: 295,000,000 shares
Amount Purchased by Fund: 420,000 shares
Percentage of Offering Purchased by Fund: .142
Percentage of Fund's Total Assets: .05
Brokers:  Morgan Stanley, CIIC CLSA
Purchased from: Credit Lyonnais Secs HK
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%:
YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.